Exhibit 99.4
Material Misapplications of GAAP
Debt and Derivatives
We identified five errors associated with our debt and derivatives. The most significant error was that we incorrectly designated derivatives as cash flow or fair value hedges for accounting and reporting purposes. For derivatives designated as cash flow hedges, this error resulted in the recognition of changes in the fair value of these derivatives in “Accumulated other comprehensive income” (“AOCI”) in the consolidated balance sheets instead of in the consolidated statements of income. For derivatives designated as fair value hedges, this error resulted in the recognition of changes in the fair value of the hedged items as fair value adjustments in the consolidated balance sheets and as gain or loss in the consolidated statements of income. In conjunction with the review of these transactions, we identified the following additional errors associated with our debt and derivatives: we incorrectly excluded foreign exchange derivatives from netting adjustments for transactions executed with the same counterparty; we did not record a small number of financial instruments as derivatives; we incorrectly valued certain option-based and foreign exchange derivatives; and we incorrectly calculated interest expense by using inappropriate estimates in our amortization of debt cost basis adjustments.
We incorrectly classified derivatives as cash flow or fair value hedges for accounting and reporting purposes, even though they did not qualify for hedge accounting treatment pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). The primary reasons for the loss of hedge accounting treatment were the improper use of the “shortcut” method as defined by SFAS 133 and inadequate assessments of hedge effectiveness and ineffectiveness measurement, both at hedge inception and at each reporting period thereafter. In other instances, hedging relationships were not properly documented at the inception of the hedge. Under cash flow hedge accounting, we initially recorded unrealized gains or losses on derivatives in AOCI in the consolidated balance sheets to be recognized into income in subsequent periods. Under fair value hedge accounting, we recorded unrealized gains or losses on derivatives in the consolidated statements of income offset by unrealized gains or losses on the asset or liability being hedged. The impact of correcting errors on derivatives that were previously classified as cash flow hedges resulted in the reversal of all previously recorded fair value adjustments in AOCI and the recognition of these fair value adjustments in “Derivatives fair value losses, net” in the consolidated statements of income. The impact of correcting errors on derivatives that were previously classified as fair value hedges resulted in the reversal of previously recorded fair value adjustments recorded on the hedged items. As the majority of these derivatives were designated as hedges against debt, the reversal of fair value adjustments resulted in a reduction of “Short-term debt” and “Long-term debt” in the consolidated balance sheets and changes in “Interest expense” in the consolidated statements of income. This error impacted all previously reported results and varied substantially from period to period based on the portfolio size and prevailing interest rates.
We incorrectly excluded foreign exchange derivatives from netting adjustments for transactions executed with the same counterparty where we had the legal right and intent to offset pursuant to Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 39, Offsetting of Amounts Related to Certain Contracts (an interpretation of APB Opinion No. 10 and FASB Statement No. 105) (“FIN 39”). As a result, the amounts of derivative assets and liabilities in the consolidated balance sheets were misstated.
We did not record a small number of financial instruments that met the definition of a derivative pursuant to SFAS 133, which resulted in a misstatement of derivative assets and liabilities at fair value in the consolidated balance sheets.
We incorrectly valued certain option-based and foreign exchange derivatives. We incorrectly valued certain option-based derivatives by using inaccurate volatility measures, which resulted in incorrect fair value adjustments to the previously reported consolidated financial statements. We also incorrectly recorded fair value adjustments on foreign exchange derivatives previously accounted for as fair value hedges. We recorded adjustments on these derivatives equal to foreign currency translation adjustments of our foreign denominated debt. These foreign exchange derivatives should have been independently recorded at fair value.

We incorrectly calculated interest expense by using inappropriate estimates in our amortization of debt cost basis adjustments. We amortized discounts, premiums and other deferred price adjustments by amortizing these amounts through the expected call date of the borrowings as opposed to amortizing these amounts through the contractual maturity date of the borrowings. Additionally, we utilized a convention in the calculation that was based on the average number of days of interest in a month regardless of the days contractually agreed upon.
Commitments
We identified five errors associated with mortgage loan and security commitments. The most significant errors were that we did not record certain mortgage loan and security commitments as derivatives under SFAS 133 and we incorrectly classified mortgage loan and security commitments as cash flow hedges, which resulted in changes in fair value not being reflected in earnings. We also incorrectly interpreted SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”), and therefore we incorrectly recorded a transition adjustment in 2003. In conjunction with the review of these transactions, we identified the following additional errors associated with mortgage loan and security commitments: we did not record certain security commitments as securities and we incorrectly valued mortgage loan and security commitments.
Prior to July 1, 2003, we did not record as derivatives mortgage loan and security commitments that were derivatives pursuant to SFAS 133, which resulted in a misstatement of our derivative assets and liabilities in the consolidated balance sheets. The impact of correcting this error resulted in the recognition of these commitments as derivatives at fair value in the consolidated balance sheets, with changes in the fair value of these commitments recorded in the consolidated statements of income. This error impacted previously reported results and varied substantially from period to period based on volume, prevailing interest rates and the market price of the underlying collateral.
We incorrectly classified mortgage loan and security commitments as cash flow hedges. The primary reasons we did not qualify for hedge accounting treatment were the lack of assessment of the effectiveness of the hedging relationship and the failure to adequately identify and document the forecasted transactions. As discussed above, under cash flow hedge accounting, we deferred unrealized gains or losses on derivatives in AOCI in the consolidated balance sheets. The impact of correcting this error resulted in the recognition of derivatives at fair value in the consolidated balance sheets, with changes in the fair value of these derivatives recognized in the consolidated statements of income. This error impacted previously reported results and varied substantially from period to period based on volume, prevailing interest rates and the market price of the underlying collateral.
As part of the adoption of SFAS 149 in 2003, we incorrectly recorded a SFAS 149 transition adjustment that was not required because the commitments for which the transition adjustment was recorded should previously have been accounted for as derivatives under SFAS 133 or as securities under Emerging Issues Task Force (“EITF”) Issue No. 96-11, Accounting for Forward Contracts and Purchased Options to Acquire Securities Covered by FASB Statement No. 115 (“EITF 96-11”). We also incorrectly recorded as derivatives certain multifamily mortgage loan commitments that did not qualify as derivatives.
Prior to July 1, 2003, the effective date of SFAS 149, we did not account for certain qualifying security purchase commitments in the consolidated balance sheets pursuant to EITF 96-11, which resulted in a misstatement of “Investments in securities” and AOCI in the consolidated balance sheets and related “Investment losses, net” in the consolidated statements of income associated with these commitments.
We incorrectly valued mortgage loan and security commitments that we recorded as derivatives by utilizing inconsistent or inaccurate pricing. We corrected this error by revaluing mortgage loan and security commitment derivatives.
Investments in Securities
Classification and Valuation of Securities
We identified three errors associated with the classification and valuation of securities. The most significant error was that we incorrectly classified securities at acquisition as “held-to-maturity” (“HTM”) that we did not intend to hold to maturity, which resulted in not recognizing changes in the fair value of these securities in AOCI or earnings. As a part of our review of these transactions, we identified the following additional errors: we incorrectly valued securities and we incorrectly classified certain dollar roll repurchase transactions as short-term borrowings instead of purchases and sales of securities.
We incorrectly classified securities as HTM pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”). SFAS 115 requires that securities be classified based on management’s investment intent on the date of acquisition and that securities originally designated as HTM can only be reclassified if specified criteria are met. Previously, we selected HTM as a default designation on the date we acquired the security. Subsequently, we would select classification as either HTM or AFS, at the end of the month in which the security was acquired. The effect of this error was that securities were incorrectly reclassified from HTM to AFS and the reclassification did not meet the criteria of SFAS 115 for such reclassification. We discontinued the use of the HTM designation during the restatement period. In our restatement process, we corrected this error using information contained within the historical trade system to determine the original investment intent for each security and the appropriate classification.
We had valuation errors associated with securities. We incorrectly recorded the cost basis for certain securities in connection with implementing a new settlement system in 2002. We also incorrectly accounted for certain securities on a settlement date basis rather than a trade date basis pursuant to Statement of Position (“SOP”) No. 01-6, Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others (“SOP 01-6”). In addition, we incorrectly valued our previously reported AFS securities. To correct these errors, we revalued securities and corrected the cost basis of the impacted securities.
We enter into agreements referred to as “dollar roll repurchase transactions,” where we transfer mortgage-backed securities (“MBS”) in exchange for funds and agree to repurchase substantially the same securities at a future date. We incorrectly classified some dollar roll repurchase transactions as secured borrowings as these repurchase transactions did not qualify for secured borrowing treatment under SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS 125”) and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125) (“SFAS 140”).
Impairment of Securities
We identified the following errors associated with the impairment of securities: we did not assess certain types of securities for impairment and we did not assess interest-only securities and lower credit quality investments for impairment.
We did not appropriately assess certain securities for impairment due to deteriorated credit quality of the securities’ underlying collateral and, in some cases, deteriorated credit quality of the securities’ issuer during the restatement period. Included in this population of securities were investments in manufactured housing bonds. Additionally, when we recorded impairment, in certain circumstances we did not use contemporaneous market prices where available.
We did not assess interest-only securities and lower credit quality investments for impairment pursuant to EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets (“EITF 99-20”). In certain instances, we incorrectly combined interest-only and principal-only certificates issued from securitization trusts for impairment evaluation purposes even though the interest-only certificates could not be, or had not been, legally combined into a single security.
MBS Trust Consolidation and Sale Accounting
We identified three errors associated with MBS trust consolidation and sale accounting: we incorrectly recorded asset sales that did not meet sale accounting criteria; we did not consolidate certain MBS trusts that were not considered qualifying special purpose entities (“QSPE”) and for which we were deemed to be the primary beneficiary or sponsor of the trust; and we did not consolidate certain MBS trusts in which we owned 100% of the securities issued by the trust and had the ability to unilaterally cause the trust to liquidate.
We incorrectly recorded asset sales that did not meet the sale accounting criteria set forth in SFAS 125 and SFAS 140, primarily because the assets were transferred to an MBS trust that did not meet the QSPE criteria.
We failed to consolidate MBS trusts that were not considered QSPEs and for which we were deemed to be the primary beneficiary or sponsor of the trust. These entities included those to which we transferred assets in a transaction that initially qualified as a sale and for QSPE status, but where the trust subsequently failed to meet the criteria to be a QSPE, primarily because our ownership interests in the trust exceeded the threshold permitted for a QSPE. Additionally, these entities included those where we were not the transferor of assets to the trust, but where the trust is not considered a QSPE and our investments or guaranty contracts provide us with the majority of the expected losses or residual returns, as defined by FIN No. 46 (revised December 2003), Consolidation of Variable Interest Entities (an interpretation of ARB No. 51) (“FIN 46R”).
We incorrectly did not consolidate MBS trusts in which we owned or acquired over time 100% of the related securities issued by the trust and had the ability to unilaterally liquidate the trust.
Additionally, two real estate mortgage investment conduit (“REMIC”) transactions were specifically identified and questioned by OFHEO regarding our intent for entering into the transactions and the timing of income recognition. Our review concluded that the historical treatment of accounting for these transfers was appropriate and consistently applied.
Financial Guaranties and Master Servicing
Recognition, Valuation and Amortization of Guaranties and Master Servicing
We identified seven errors associated with the recognition, valuation and amortization of our guaranty and master servicing contracts. The most significant errors were that we incorrectly amortized guaranty fee buy-downs and risk-based pricing adjustments; we incorrectly valued our guaranty assets and guaranty obligations; we incorrectly accounted for buy-ups; we did not record credit enhancements associated with our guaranties as separate assets; and we incorrectly recorded adjustments to guaranty assets and guaranty obligations based on the amount of Fannie Mae mortgage-backed securities (“Fannie Mae MBS”) held in the consolidated balance sheets. In conjunction with the review of these issues, we identified the following additional errors: we did not record guaranty assets and guaranty obligations associated with our guaranties to MBS trusts in which we were the transferor of the trust’s underlying loans and we did not recognize master servicing assets and related deferred profit, where applicable.
For guaranties entered into before January 1, 2003, the effective date of FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34) (“FIN 45”), we made errors in applying amortization to up-front cash receipts associated with our guaranties, known as buy-downs and risk-based pricing adjustments, pursuant to SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (an amendment of FASB Statements No. 13, 60, and 65 and rescission of FASB Statement No. 17) (“SFAS 91”). The errors in amortization of these items are described in the “Amortization of Cost Basis Adjustments” section below. For guaranties entered into or modified after the adoption of FIN 45, buy-downs and risk-based pricing adjustments should have been recorded as an additional component of “Guaranty obligations” and amortized in proportion to the reduction to “Guaranty assets.”
We had valuation errors associated with our guaranty assets and guaranty obligations. We incorrectly included up-front cash payments associated with our guaranties, known as buy-ups, in the basis of our guaranty assets while also recording these buy-ups as a separate asset included in “Other assets” in the consolidated balance sheets. We recorded guaranty obligations equal to the recorded guaranty assets, including any buy-ups, when we should have independently measured guaranty obligations at fair value based on estimates of expected credit losses and recorded deferred profit associated with these arrangements.

We did not correctly account for buy-ups. Historically, we accounted for buy-ups at amortized cost under the retrospective effective interest method pursuant to SFAS 91. However, since the recognition of income on a buy-up is subject to the risk that we may not substantially recover our investment due to prepayments, we should have subsequently measured the fair value of the buy-ups as if they were debt securities pursuant to SFAS 140 and recorded imputed interest as a component of “Guaranty fee income” in the consolidated statements of income under the prospective interest method pursuant to EITF 99-20.
In some transactions, we receive the benefit of lender-provided credit enhancements, such as lender recourse, in lieu of receiving a higher guaranty fee. Previously, we did not record these credit enhancements as assets in the consolidated balance sheets.
Historically, when we acquired a Fannie Mae MBS, we reduced the recorded guaranty asset and guaranty obligation by an amount equal to the pro rata portion of Fannie Mae MBS held in the consolidated balance sheets relative to the total amount of gross outstanding Fannie Mae MBS. In addition, we reclassified a pro rata portion of recorded guaranty fee income to interest income in an amount equal to the ratio of the Fannie Mae MBS held in the consolidated balance sheets relative to the total amount of gross outstanding Fannie Mae MBS. Because each Fannie Mae MBS trust to which we have a guaranty obligation, and from which we have the right to receive guaranty fees, is separate from us, we should not have reduced the recorded guaranty asset and guaranty obligation or reclassified guaranty fee income with respect to Fannie Mae MBS held in the consolidated balance sheets unless we had consolidated the related MBS trust.
We did not record certain retained interests as guaranty assets and certain recourse obligations as guaranty obligations in connection with the transfer of loans to MBS trusts for which we were the transferor pursuant to SFAS 125 and SFAS 140.
We assume an obligation to perform certain limited master servicing activities in connection with securitizations and are compensated for assuming this obligation. We did not previously recognize master servicing assets and related deferred profit associated with our role as master servicer pursuant to SFAS 125 and SFAS 140.
Impairment of Guaranty Assets and Buy-ups
We identified the following errors associated with the impairment of guaranties: we did not assess guaranty assets or buy-ups for impairment in accordance with EITF 99-20 and SFAS 115, as appropriate.
We did not assess guaranty assets for impairment. As a result, guaranty assets were overstated in previously issued financial statements.
We did not assess buy-ups for impairment. As a result, “Other assets” and “Guaranty fee income” were overstated in previously issued financial statements.
Amortization of Cost Basis Adjustments
We identified multiple errors in amortization of mortgage loan and securities premiums, discounts and other cost basis adjustments. The most significant errors were that we applied incorrect prepayment speeds to cost basis adjustments; we aggregated dissimilar assets in computing amortization; and we incorrectly recorded cumulative amortization adjustments. Additionally, the correction of cost basis adjustments in other error categories, primarily settled mortgage loan and security commitments, resulted in the recognition of additional amortization. The errors that led to these corrected cost basis adjustments are described in the “Commitments,” “Investments in Securities” and “MBS Trust Consolidation and Sale Accounting” sections above.
SFAS 91 requires the recognition of cost basis adjustments as an adjustment to interest income over the life of a loan or security by using the interest method and applying a constant effective yield (“level yield”). In calculating a level yield, we calculate amortization factors, based on prepayment and interest rate assumptions. Our method for estimating prepayment rates applied incorrect assumptions to certain assets.

In addition, we incorrectly aggregated dissimilar assets in computing amortization. Our amortization calculation aggregated loans with a wide range of coupon rates, which in some cases led to amortization results that did not produce an appropriate level yield over the life of the loans.
The manner in which we calculated and recorded the cumulative “catch-up” adjustment was inconsistent with the provisions of SFAS 91.
Other Adjustments
In addition to the previously noted errors, we identified other errors and corrections related to accounting, presentation, and classification of amounts in our consolidated financial statement that did not fall within the six categories described above.
The following categories summarize the most significant other errors and corrections:
•	Accounting for partnership investments. We incorrectly accounted for a portion of our low-income housing tax credit (“LIHTC”) and other partnership investments using the effective yield method instead of using the equity method of accounting. Additionally, we failed to consolidate a portion of the LIHTC and other partnership investments in which we were deemed to be the primary beneficiary pursuant to FIN 46R, which resulted in the reversal of any previously recorded investment and recognition of the underlying assets and liabilities of the entity in the consolidated balance sheets and, at the same time, we incorrectly consolidated some partnership investments which had the reverse effect. We also made errors in the capitalization of interest expense, measurement of impairment, and the recognition of our obligations to fund our partnership investments. Lastly, we made errors in the computation of net operating losses and tax credits allocated to us from these partnerships.

•	Classification of loans held for sale. We incorrectly classified loans held for securitization at a future date as HFI loans rather than HFS loans pursuant to SFAS No. 65, Accounting for Certain Mortgage Banking Activities (“SFAS 65”). Accordingly, we did not record lower of cost or market (“LOCOM”) adjustments on these loans.

•	Provision for credit losses. We incorrectly recorded the “Provision for credit losses” due to errors associated with the “Allowance for loan losses,” “Reserve for guaranty losses,” real estate owned (“REO”) and troubled debt restructurings (“TDR”).
—	We made errors in developing our estimates of the “Allowance for loan losses” and the “Reserve for guaranty losses,” which resulted in an understatement of the provision for credit losses. These errors were primarily related to the use of inappropriate data in the calculation of the allowance and reserve, such as incorrect loan populations, inaccurate default statistics and inaccurate loss severity in the event that loans default. We also made judgmental adjustments to the calculated allowance without adequate support and incorrectly included an estimate of credit enhancement collections in the estimate of the “Allowance for loan losses.” Estimates of recoveries from credit enhancements that were not entered into contemporaneously or in contemplation of a guaranty or loan purchase should not have been included in the overall estimate of the allowance or the reserve. As a result of misclassifying certain loans as HFI, we incorrectly recorded an “Allowance for loan losses” on these loans. Finally, we did not properly allocate the reserve between the “Allowance for loan losses” and the “Reserve for guaranty losses.”

—	We made errors in calculating loan charge-off amounts. These errors were related to REO and foreclosed property expense, including making inappropriate determinations of the initial cost basis of REO assets at foreclosure, as well as not expensing costs related to foreclosure activities in the proper periods. We also incorrectly recognized insurance proceeds in excess of estimated charge-off at foreclosure and fair value gains above the recorded investment of REO properties as recoveries to the allowance and the reserve.

—	We historically did not recognize modifications that granted concessions to borrowers as TDRs pursuant to SFAS No. 114, Accounting by Creditors for Impairment of a Loan (an amendment of FASB Statement No. 5 and 15) (“SFAS 114”).
•	Early funding. We offer early funding options to lenders that allow them to receive cash payments for mortgage loans that will be securitized into Fannie Mae MBS at a future date. A corresponding forward commitment to sell the security that will be backed by the mortgage loans is required to be delivered with the mortgage loans and is executed on the settlement date of the commitment. We incorrectly recorded these transactions as HFS loans prior to the actual creation of the Fannie Mae MBS when we were the intended purchaser of the MBS.

•	Collateral associated with derivatives contracts. We did not record cash collateral we received associated with some derivatives contracts.
The following errors and corrections were not individually significant to the consolidated financial statements:
•	Accounting for reverse mortgages. We made errors in accounting for reverse mortgages. When computing interest income on reverse mortgages we did not use the expected life of the borrower and house price expectations in the interest income calculations and did not apply the retrospective level yield method. We also incorrectly recorded loan loss reserves on these mortgages.

•	Accrued interest on delinquent loans. We incorrectly included a recovery rate, which was based on historic trends of loans that subsequently changed to current payment status, in calculating accrued interest on delinquent loans. The effect of this error was to record interest income on loans that should have been on nonaccrual status.

•	Amortization of prepaid mortgage insurance. We amortized prepaid mortgage insurance over a period that is not representative of the period in which we received the benefits of the mortgage insurance.

•	Computation of interest income. We incorrectly calculated interest income on certain investments. The calculations utilized a convention that was based on the average number of days of interest in a month regardless of the actual number of days in the month.

•	Mortgage insurance contract. We entered into a mortgage insurance contract that did not transfer sufficient underlying risk of economic loss to the insurer and therefore did not qualify as mortgage insurance for accounting purposes. We incorrectly amortized the premiums paid as an expense.

•	Stock-based compensation. We made errors in the computation and classification of stock-based compensation, including the misclassification of some awards as non-compensatory when they were compensatory.
In addition to the specified errors listed and described above, we identified other adjustments related to our revised accounting policies and practices. These adjustments, both individually and in the aggregate, did not have a significant impact on the consolidated financial statements.
In addition to the errors discussed above, we incorrectly applied the treasury stock method in computing the weighted average shares pursuant to SFAS No. 128, Earnings per Share. This resulted in a different number of weighted average dilutive shares outstanding being utilized in the earnings per share calculation. While common stock outstanding has not been restated, diluted EPS has been recalculated using the revised weighted average diluted shares.
We also identified errors in the presentation of business segments that were not in conformity with the requirements of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”).

We made errors in the fair value disclosure of financial instruments pursuant to SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS 107”), by incorrectly calculating the fair value of our derivatives, commitments and AFS securities, as described above. In addition, we incorrectly calculated the fair value of our guaranty assets and guaranty obligations, which affected the fair value of our whole loans. We also incorrectly calculated the fair value of our HTM securities and debt. For our guaranty obligations we did not appropriately consider an estimate of the return on capital required by a third party to assume our liability. For our HTM securities, we did not appropriately consider security characteristics and aggregation in developing our estimate of fair value. For our debt, we did not appropriately exclude certain commission costs associated with the issuance of new debt securities in creating the yield curve we used for estimating fair value. For our out-of-the-money derivative options, we did not fully incorporate available market information that differentiates at-the-money volatilities from out-of-the-money volatilities in estimating fair value.